                                                                    Exhibit 4(c)


                           MERRILL LYNCH & CO., INC.

                           -------------------------

                          CERTIFICATE OF DESIGNATIONS
                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                           -------------------------

                 ________________ PREFERRED STOCK, SERIES _____
                          (Par Value $1.00 Per Share)

                           -------------------------

     MERRILL LYNCH & CO., INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that the following resolutions were duly adopted by the Board of Directors of the Corporation and by the Executive Committee of the Board of Directors, pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation, as amended, of the Corporation, which authorize the issuance of up to 25,000,000 shares of preferred stock, par value $1.00 per share, and pursuant to authority conferred upon the Executive Committee of the Board of Directors in accordance with Section 141(c) of the General Corporation Law of the State of Delaware, by Article IV, Section 1 of the By-laws of the Corporation and by the resolutions of the Board of Directors set forth herein, at a meeting of the Board of Directors duly held on April 19, 1994, by unanimous written consent to corporate action of the Board of Directors dated August 22, 1994, and at a meeting of the Executive Committee duly held on __________, 19__:

     1. The Board of Directors on April 19, 1994 adopted the following resolutions authorizing the Executive Committee of the Board of Directors to act on behalf of the Board of Directors in connection with the designation, issuance and sale of up to 100,000 shares of preferred stock of the Corporation in one or more series (the "Preferred Stock") and depositary shares representing interests in the Preferred Stock (the "Depositary Shares"), either directly or in exchange for other obligations of the Corporation undertaken in connection with the issuance of preferred units that may be issued by a limited liability company affiliated with the Corporation, upon such terms as may be deemed appropriate by the Executive Committee, including, but not limited to, determinations with respect to classes and series, dividend and liquidation rights and preferences (provided that the aggregate liquidation preference of the Preferred Stock, does not exceed $600,000,000), stated value, denomination, redemption and conversion or exchange features and to take all such actions in connection therewith as such Committee may deem necessary or appropriate:

          "RESOLVED, that the Board of Directors hereby authorizes and empowers the Executive Committee to take all such actions as may be necessary or appropriate for the issuance and sale of up to 100,000 shares of the Corporation's Preferred Stock, par value $1.00 per share (the "Preferred Shares"), in one or more series, either directly or in exchange for other obligations of the Corporation undertaken in connection with the issuance of preferred units that may be issued by a limited liability company affiliated with the Corporation (the "LLC Units"); provided that the
                                                        --------
     aggregate liquidation preference of such Preferred Shares shall not exceed $600,000,000;"

          "FURTHER RESOLVED, that the Executive Committee may approve the issuance of the Preferred Shares upon such terms as may be deemed appropriate by the Executive Committee, including, but not limited to, determinations with respect to classes and series, dividend and liquidation rights and preferences, stated value, denomination, redemption and conversion or exchange features, and may provide for the issuance of depositary shares representing interests in the Preferred Shares in order to accommodate retail marketing; provided, however, that the Preferred
                                      --------  -------
     Shares shall not have voting rights except (i) in the event that dividends are in arrears for six consecutive quarters, the number of the Corporation's directors shall be increased by two and the holders of the Preferred Shares shall be entitled, voting as a class, to elect two directors of the Corporation to serve until such time as such arrearages are paid in full or (ii) as otherwise required by law;"

     2. The Board of Directors, by unanimous written consent to corporate action dated August 22, 1994, adopted the following resolution amending the second resolution set forth in paragraph 1 above:

          "RESOLVED, that the resolution attached hereto as Exhibit A, which was adopted at the meeting of the Board of Directors duly called and held on April 19, 1994, is hereby amended by deleting the word "consecutive" in the third line of the proviso and inserting the words "or the requirements of any stock exchange on which the Preferred Shares may be listed" at the end thereof prior to the semicolon."

     3. The Executive Committee of the Board of Directors on __________, 19__ adopted the following resolution pursuant to the authority conferred upon the Executive Committee by the resolution of the Board of Directors set forth in paragraph 1 above adopted pursuant to Article 4, Section 1 of the By-laws of the Corporation and Section 141(c) of the General Corporation Law of the State of
Delaware:

          "RESOLVED, that the issue of a series of preferred stock, par value $1.00 per share, of the Corporation is hereby authorized and the designation, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Restated Certificate of Incorporation, as amended, of the Corporation, are hereby fixed as follows:

                      _____ PREFERRED STOCK, SERIES _____

               (1) Number of Shares and Designation. _____ shares of the preferred stock, par value $1.00 per share, of the Corporation are hereby constituted as a series of preferred stock, par value $1.00 per share, designated as _____ Preferred Stock, Series _____ (hereinafter called the "Preferred Stock, Series _____").

               (2) Dividends. (a) The holders of shares of the Preferred Stock, Series _____, shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (or a duly authorized Committee thereof), out of funds legally available for the payment of dividends, cash dividends [at the rate set forth below in this Section (2) applied to the amount of $_____ per share] [as described below in this Section (2).] Such dividends shall be [noncumulative] [cumulative] from the date of original issue of such shares and shall be payable quarterly, when and as declared by the Board of Directors of the Corporation (or a duly authorized Committee thereof), on __________, __________, __________, and __________ of
          each year, commencing on __________; provided that if any such payment date is not a business day, dividends (if declared) on the Preferred Stock, Series ___, will be paid on the immediately succeeding business day, without interest. Each such dividend shall be payable to the holders of record of shares of the Preferred Stock, Series _____, as they appear on the stock register of the Corporation on such record dates, not more than 30 nor less than 15 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the

          Corporation (or a duly authorized Committee thereof). [Dividends on account of arrears for any past Dividend Periods (as defined in subsection (b) of this Section (2)) may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation (or a duly authorized Committee thereof).]

               (b) (i) Dividend periods ("Dividend Periods") shall commence on __________, __________, __________, and __________ of each year (other than the initial Dividend Period which shall commence on the date of original issue of the Preferred Stock, Series _____ and shall end on and include the calendar day next preceding the first day of the next Dividend Period. The dividend rate on the shares of Preferred Stock, Series _____, for the period from the date of original issue thereof to and including __________, _____ and for each Dividend Period thereafter shall be [_____% per annum.] [a rate per annum equal to __________.]


               (ii) The amount of dividends payable for each full Dividend Period for the Preferred Stock, Series _____, shall be computed by dividing the [applicable] dividend rate [of _____% per annum] by four and applying the resulting rate to the amount of $_____ per share.
          The amount of dividends payable for the initial Dividend Period on the Preferred Stock, Series _____, or any other period shorter than a full Dividend Period on the Preferred Stock, Series _____, shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

          [Describe alternate method of entitlement to and determination of amount of dividend.]

               (c) So long as any shares of the Preferred Stock, Series _____, are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of the Corporation of any series ranking, as to dividends, on a parity with or junior to the Preferred Stock, Series _____, for any period unless [full cumulative dividends] [the immediately preceding dividend] [have] [has] been or contemporaneously [are] [is] declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the

          Preferred Stock, Series _____, for [all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends] [the immediately preceding dividend period]. When dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock, Series _____, and any other preferred stock ranking on a parity as to dividends with the Preferred Stock, Series _____, all dividends declared upon shares of the Preferred Stock, Series _____, and any other preferred stock ranking on a parity as to dividends (whether cumulative or noncumulative) shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock, Series _____, and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share [, which shall not include any cumulation in respect of unpaid dividends for prior Dividend Periods,] on the shares of the Preferred Stock, Series _____, and such other preferred stock bear to each other. Holders of shares of the Preferred Stock, Series _____, shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of [full cumulative dividends] [the immediately preceding dividend], as herein provided, on the Preferred Stock, Series _____. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Stock, Series _____, which may be in arrears.

               (d) So long as any shares of the Preferred Stock, Series _____, are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock or another stock of the Corporation ranking junior to the Preferred Stock, Series _____, as to dividends and upon liquidation and other than as provided in subsection (c) of this Section (2)) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock of the Corporation ranking junior to or on a parity with the Preferred Stock, Series _____, as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on parity with the Preferred Stock, Series ___, as to dividends or upon liquidation be redeemed, purchased or otherwise acquired, other than in connection with the distribution or trading thereof, for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Stock, Series _____, as to dividends and upon liquidation) unless, in each case, [full cumulative dividends] [the immediately preceding dividend] on all outstanding shares of the Preferred Stock, Series _____, shall have been declared and paid for [all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends] [the immediately preceding Dividend Period].

               (3) Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Preferred Stock, Series _____, upon liquidation, dissolution, or winding up, the holders of the shares of the Preferred Stock, Series _____, shall be entitled to receive [$__________ per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders [, which shall exclude unpaid dividends for prior Dividend Periods];] [describe alternate method of determination of amount of liquidation preference;] but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock, Series _____, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, Series _____, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock, Series _____, and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock, Series _____, and any such other preferred stock if all amounts payable thereon were paid in full. For the purposes of this Section (3), a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

               (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to the Preferred Stock, Series __, upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, Series __, as provided in this Section (3), but not prior thereto, any other series of class or classes of stock ranking junior to the Preferred Stock, Series __, upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock, Series __, shall not be entitled to share therein.

               (4) Redemption. [(a)] The Preferred Stock, Series _____, may not be redeemed [.][prior to __________. At any time or from time to time on and after __________, the Corporation, at its option, may redeem shares of the Preferred Stock, Series _____, as a whole or in part, at a redemption price of $_____ per share, together in each case with accrued and unpaid dividends, if any, to the date fixed for redemption.

               (b) In the event the Corporation shall redeem shares of Preferred Stock, Series _____, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state:
          (1) the redemption date; (2) the number of shares of Preferred Stock, Series _____, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of the Preferred Stock, Series _____, so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having an office in the Borough of Manhattan, City of New York, having a capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Preferred Stock, Series _____, so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Preferred Stock, Series _____, so called for redemption shall look only to the Corporation for payment of the redemption price.

               Upon surrender, in accordance with said notice, of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid. If less than all the outstanding shares of Preferred Stock, Series _____, are to be redeemed, shares to be redeemed shall be selected by the Board of Directors of the Corporation (or a duly authorized committee thereof) from outstanding shares of Preferred Stock, Series _____, not previously called for redemption by lot or pro rata or by any other method determined by the Board of Directors of the Corporation (or a duly authorized committee thereof) to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

               (c) In no event shall the Corporation redeem less than all the outstanding shares of Preferred Stock, Series _____, pursuant to subsection (a) of this Section (4) unless [full cumulative dividends] [the immediately preceding dividend] on all outstanding shares of the Preferred Stock, Series _____, shall have been or all contemporaneously declared and paid or declared and a sum sufficient for payment thereof set apart for such payment for [all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends] [the immediately preceding Dividend Period].]

               (5) Voting Rights. The Preferred Stock, Series ____, shall have no voting rights, except as hereinafter set forth or as otherwise from time to time required by law. Whenever dividends payable on the Preferred Stock, Series ____, shall be in arrears for such number of dividend periods, whether or not consecutive, which shall in the aggregate contain a number of months equivalent to six calendar quarters, the holders of outstanding shares of the Preferred Stock, Series ____, shall have the exclusive right, voting as a class with holders of shares of all other series of preferred stock ranking on a parity with the Preferred Stock, Series ____, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, to vote for the election of two additional directors at the next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the Preferred Stock, Series ____, shall be entitled to one vote for each share held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of Preferred Stock, Series ____, (either alone or together with the holders of shares of all other series of preferred stock ranking on such a parity) as hereinafter set forth. The right of such holders of such shares of the Preferred Stock, Series ____, voting as a class with holders of shares of all other series of preferred stock ranking on such a parity, to elect members of the Board of Directors of the Corporation as aforesaid shall continue [until all past dividends accumulated on such shares of Preferred Stock, Series ____, shall have been paid in full] [until all dividends on such shares of Preferred Stock, Series ____, shall have been paid in full for at least one year]. Upon payment in full of such dividends, such voting rights shall terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent default in the payment of dividends as aforesaid.

               Upon termination of the right of the holders of the Preferred Stock, Series ____, to vote for directors as herein provided, the term of office of all directors then in office elected by such holders will terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting rights shall have expired, the number of directors shall be such number as may be provided for in the By-laws irrespective of any increase made pursuant to the provisions hereof.

               So long as any shares of the Preferred Stock, Series ____, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Preferred Stock, Series ____, outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with the Preferred Stock, Series ____, either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

               (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, Series ____, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or

                (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Certificate of Incorporation, as amended, or of the resolutions set forth in a Certificate of Designations for such Preferred Stock, Series ____, which would materially and adversely affect any right, preference, privilege or voting power of the Preferred Stock, Series ____, or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of Preferred Stock, Series ____, in each case ranking on a parity with or junior to the Preferred Stock, Series ____, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock, Series ____, shall have been redeemed or sufficient funds shall have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

               (6) Record Holders. The Corporation and the transfer agent for the Preferred Stock, Series ___, may deem and treat the record holder of any share of such Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

               (7) Ranking. Any class or classes of stock of the Corporation shall be deemed to rank:

               (i) on a parity with the Preferred Stock, Series _____, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, Series _____, if the holders of such class of stock and the Preferred Stock, Series _____, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other; and

               (ii) junior to the Preferred Stock, Series _____, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Preferred

          Stock, Series _____, shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

               (8) Exclusion of Other Rights. Unless otherwise required by law, shares of Preferred Stock, Series _____, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

               (9) Notices. All notices or communications unless otherwise specified in the By-laws of the Corporation or the Restated Certificate of Incorporation, as amended, shall be sufficiently given if in writing and delivered in person or by first class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by ____________________, its Senior Vice President, and attested by ____________________, its Secretary, whereby said Secretary affirms, under penalties of perjury, that this Certificate of Designations is the act and deed of the Corporation and that the facts stated herein are true, this _____ day of __________, _____.

                                    MERRILL LYNCH & CO., INC.



                                    By
                                      ------------------------------------
                                             Senior Vice President

Attest:



- -------------------------------
         Secretary

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